EXHIBIT 10(f)

                                February 5, 1997


                         Opinion and Consent of Counsel



The PBHG Funds, Inc.
1255 Drummers Lane
Suite 300
Wayne, Pennsylvania 19087-1590

Gentlemen:

         This opinion is given in connection with the filing by The PBHG Funds, Inc., a Maryland corporation ("Fund"), of Post-Effective Amendment No. 27 to its Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 ("1933 Act") and Amendment No. 25 under the Investment Company Act of 1940 ("1940 Act") relating to an indefinite amount of authorized shares of common stock, at a par value of one tenth of one cent ($.001) per share, of one new separate series of the Fund, the PBHG Small Cap Value Fund (the "Portfolio"). The authorized shares of common stock of the Portfolio are hereinafter referred to as the "Shares."

         We have examined the following: the Fund's Articles of Incorporation; the Fund's ByLaws; the Fund's Articles Supplementary to the Articles of Incorporation, dated January 31, 1997, certifying that, among other things, the Fund's Board of Directors has adopted a resolution authorizing the establishment and designation of the shares of common stock of the Portfolio; Post-Effective Amendment No. 27 to the Registration Statement under the 1933 Act and Amendment No. 25 under the 1940 Act on Form N-1A to be filed with the Securities and Exchange Commission on or about February 6, 1997; the Fund's Certificate of Incorporation, as filed with the Secretary of State of the State of Maryland; the Fund's By-Laws; pertinent provisions of the laws of the State of Maryland; and such other corporate records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

         Based on such examination, we are of the opinion that:

         1. The Fund is a Maryland corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland; and

         2. The Shares of the Portfolio to be offered for sale by the Fund, when issued in the manner contemplated by the Registration

               Statement (including the post-effective amendments thereto) will be legally issued, fully-paid and non-assessable.


         This letter expresses our opinion as to the Maryland General Corporation Code governing matters such as the due organization of the Fund and the authorization and issuance of shares of common stock, but does not extend to the securities or "Blue Sky" laws of the State of Maryland or to federal securities or other laws.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to Katten Muchin & Zavis under the caption "Counsel and Independent Public Accountants" in the Prospectus.



                                                       Very truly yours,



                                                       KATTEN MUCHIN & ZAVIS